Exhibit 99.1

Stifel Reports February 2025 Operating Data

ST. LOUIS, MO, March 27, 2025 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for February 28, 2025 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets under management increased 11% in February to $506 billion and fee-based client assets rose 14% to $196 billion from the same period a year ago. Our growth continues to be driven by stronger equity markets and the addition of highly productive financial advisors. Client money market and insured products declined less than 1% from January, as modest increases in Sweep deposits were more than offset by lower Smart Rate balances. Despite our strong investment banking pipelines, market uncertainty and volatility in the quarter have negatively impacted activity levels. As such, we anticipate that our first quarter 2025 investment banking revenue will be similar to our first quarter 2024 results.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	2/28/2025	2/29/2024	1/31/2025	2/29/2024	1/31/2025

Total client assets	$506,475	$457,925	$509,671	11%	(1)%

Fee-based client assets	$196,380	$172,086	$197,298	14%	(0)%

Private Client Group fee-based client assets	$171,760	$151,345	$172,468	14%	(0)%

Bank loans, net (includes loans held for sale)	$21,201	$19,594	$21,118	8%	0%

Client money market and insured product (1)	$27,737	$26,299	$27,936	6%	(1)%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations